Exhibit 99.1

Watsco Reports Record 2006 Results

Annual EPS Increases 17% to a Record $2.96;

Operating Cash Flow a Record $69 Million;

Fourth Quarter EPS of 42 Cents

MIAMI, FLORIDA, February 13, 2007 – Watsco, Inc. (NYSE:WSO), the largest distributor of air conditioning and heating products, announced operating results for the year and quarter ended December 31, 2006.

Earnings per share for the year increased 17% to a record $2.96 per diluted share on record net income of $82.4 million. Revenues increased 7% to a record $1.8 billion (6% on a same-store basis). Gross profit margin expanded 60 basis-points to a record 25.7%. Operating income increased 16% to $136 million, with operating margins expanding 60 basis-points to 7.5%.

Fourth quarter earnings per share was 42 cents per diluted share on net income of $11.5 million. Revenues were $388 million and operating income $19.2 million during the quarter. The 2006 fourth quarter follows a blockbuster 2005 comparison of 50 cents per share, which included unusually strong sales volume of products in advance of the 13 SEER transition and stronger market conditions for the sale of seasonal heating products as well as products related to residential new construction.

Operating cash flow during the year was a record $69 million compared to $36 million last year. The Company’s debt-to-total capitalization ratio improved to 7% from 10% a year ago. During 2006, dividends paid per share increased 53% to 95 cents per share. Additionally, the Company repurchased $15.3 million of its common stock during the year.

Mr. Albert H. Nahmad, Watsco’s President and Chief Executive Officer, stated: “2006 was another record year of performance and one of enormous change as virtually half the products we sell were transitioned to new families of higher-efficiency products. We expect these new products to provide a unique and sustainable sales opportunity for us given consumers’ high degree of sensitivity and focus on energy costs.”

The Watsco network expanded by 28 locations during 2006, including locations opened to enhance local service and locations acquired adding new customers, products and market share. The investment from network expansion activities totaled $14 million at December 31, 2006. Revenues contributed by new locations were approximately $30 million for the year and results were slightly dilutive to earnings. Additional revenue and earnings contributions are expected from these locations during 2007.

Mr. Nahmad added, “We are also pleased with the strength of our financial position. We have significant capacity to invest further in our network, and plan to actively seek acquisitions, open new locations and develop additional product opportunities with our OEM partners. We remain a work in process as our approximate 7.4% share of the $26 billion U.S. HVAC market remains relatively small.”

Watsco will be holding its investor conference call today at 10:00 a.m. Eastern Time. Shareholders interested in participating may call (877) 391-0532. Internet users can listen to a live webcast of the conference call on the Investor Relations section of Watsco’s website at http://www.watsco.com.

Watsco is the largest distributor of air conditioning, heating and refrigeration equipment and related parts and supplies in the HVAC industry, currently operating 380 locations serving over 40,000 customers in 32 states. The Company’s goal is to build a national network of locations that provide the finest service and product availability for HVAC contractors, assisting and supporting them as they serve the country’s homeowners and businesses. Additional information about Watsco may be found on the Internet at http://www.watsco.com.

This document includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to changes in economic, business, competitive market, regulatory and other factors, including, without limitation, the effects of supplier concentration, competitive conditions within Watsco’s industry, seasonal nature of sales of Watsco’s products, insurance coverage risks and final GAAP adjustments. Forward-looking statements speak only as of the date the statement was made. Watsco assumes no obligation to update forward-looking information to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information. Detailed information about these factors and additional important factors can be found in the documents that Watsco files from time to time with the Securities and Exchange Commission, such as Form 10-K, Form 10-Q and Form 8-K.

WATSCO, INC.

Consolidated Results of Operations

(In thousands, except per share data)

	Quarter Ended		Year Ended
	December 31,		December 31,
	2006	2005	2006	2005
Revenues	$387,565	$416,189	$1,800,759	$1,682,724
Cost of sales	290,446	312,227	1,337,859	1,259,694

Gross profit	97,119	103,962	462,900	423,030

Gross profit margin	25.1%	25.0%	25.7%	25.1%

SG&A expenses	77,889	80,583	327,297	306,572

Operating income	19,230	23,379	135,603	116,458

Operating margin	5.0%	5.6%	7.5%	6.9%

Interest expense, net	800	571	3,820	3,342

Income before income taxes	18,430	22,808	131,783	113,116
Income tax expense	6,911	8,690	49,419	43,097

Net income	$11,519	$14,118	$82,364	$70,019

Basic earnings per share	$0.44	$0.54	$3.15	$2.69
Diluted earnings per share	$0.42	$0.50	$2.96	$2.52

Weighted average shares and equivalent shares used to calculate:
Basic earnings per share	26,156	26,187	26,150	26,049
Diluted earnings per share	27,756	27,969	27,829	27,769

(Note: Information in the attached press release referring to “same-store basis” excludes the effects of locations acquired or locations opened or closed during the prior twelve months.)

Condensed Consolidated Balance Sheets (in thousands)

	December 31,	December 31,
	2006	2005
Cash and cash equivalents	$34,340	$27,650
Accounts receivable, net	180,968	191,747
Inventories	291,024	266,543
Other	11,476	8,051

Total current assets	517,808	493,991
Property and equipment, net	21,476	17,244
Other	172,087	167,496

Total assets	$711,371	$678,731

Accounts payable and accrued liabilities	$146,107	$169,219
Current portion of long-term obligations	10,084	10,079

Total current liabilities	156,191	179,298

Borrowings under revolving credit agreement	30,000	30,000
Long-term notes, net of current portion	—	10,000
Other long-term obligations	8,794	8,783

Total liabilities	194,985	228,081
Shareholders’ equity	516,386	450,650

Total liabilities and shareholders’ equity	$711,371	$678,731

(Note: Debt-to-total capitalization is computed by dividing total debt into total debt plus shareholders’ equity.)

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